FOR IMMEDIATE RELEASE


                DIGITAL CREATIVE DEVELOPMENT CORPORATION ACQUIRES
                                  TUNE-IN MEDIA

    Acquisition includes Internet and Digital Rights to 25,000 Feature Films,
                         TV Shows and Other Programming



NEW YORK, NY, March 21, 2001- Digital Creative Development Corporation (DC2) )NASDAQ OTC/BB: DCDC), today announced the acquisition of Tune-In Media Inc., a creator and aggregator of new media content. Specific financial terms were not disclosed.

Tune-In Media aggregates content and delivers it to homes and businesses through the integration of various traditional and digital distribution methods, including streaming and store-and-forward technologies. Tune-In's assets include access to the Internet and digital rights to over 25,000 feature films, TV shows and family oriented programs. The Company recently signed an agreement with CN8, The Comcast Network, for the distribution of certain of its digital properties. Tune-In also has a distribution agreement with Multicast Media, a company specializing in online content delivered via satellite. Through a separate business unit, Tune-In also provides office ergonomic and productivity education through the Internet and other media to fortune 1000 companies.

"Tune-In  Media  is an  invaluable  addition  to  DC2's  growing  array of media content," said Ralph Sorrentino, President and CEO of Digital Creative Development Corporation. "We are obtaining the Internet and digital rights to over 25,000 feature films, TV shows, and family oriented programs. In addition, we are gaining access to Key film distribution relationships for marketing digital properties through cable network CN8, and online satellite provider Multicast Media."

"We are excited about this opportunity to merge with DC2, an emerging leader in the entertainment arena," added Jim Tilton, Chairman and President of Tune-in Media Inc.. "We have utmost confidence in DC2 and their management team as they work to distribute our content across new and traditional media platforms."

According to CN8's Vice President and General Manager, Jon Gorchow, "Tune-In Media is an important source of film programming for our regional network, and we look forward to continuing that relationship with DC2."

Based on current projections, this acquisition will be accretive to DC2's earnings during the current calendar year.

About Digital Creative Development Corporation
Digital Creative Development Corporation's strategy is to acquire and invest in entertainment content companies, with a focus on broadband content delivery, and to provide comprehensive services to a wide variety of entertainment and other related services and for general public consumption. The Company also operates the Arthur Treacher's and Pudgie's Famous Chicken restaurant chains as a subsidiary. DC2 is currently in the process of receiving regulatory approval from the Securities and Exchange Commission for a proposed spin-off of its restaurant operations.

CONTACTS:
Brainerd Communicators, Inc.
212-986-6667
Investor Relations Contact:  Brad Edwards
Media Relations Contact:  Kim Holt